Exhibit 99.2

            LTX Announces Second Quarter Financial Results

    WESTWOOD, Mass.--(BUSINESS WIRE)--Feb. 9, 2004--LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced financial results for its fiscal second quarter ended January 31, 2004. The results exceeded the Company's guidance and showed significant improvement from the Company's performance in the previous fiscal quarter.
    Sales for the quarter were $58,415,000, up 25% from prior quarter sales of $46,619,000 and up 115% from the same quarter a year ago. Net loss for the quarter was $(1,435,000), or $(0.03) per share on a GAAP basis, compared to a net loss for the 2004 first fiscal quarter of $(9,806,000), or $(0.19) per share on a GAAP basis. Sales were $27,011,000 for the second quarter of fiscal year 2003 and net loss was $(22,877,000), or $(0.46) per share on a GAAP basis, including reorganization costs of $3,603,000 or $0.07 per share. Orders for the second quarter of fiscal 2004 were $73.2 million yielding a book-to-bill ratio of 1.25 to 1.
    Roger W. Blethen, chairman and chief executive officer, said, "While still in the early stages of this new growth cycle, we are pleased with our progress towards profitability well ahead of most expectations. Our efforts over the last couple of years to build a flexible business model, the foundation of which is fully outsourced manufacturing, appears to be paying off. Our outsourced manufacturing model has allowed us to grow revenues approximately 75% over the last six months while providing significant leverage to the bottom line. As this new growth cycle continues to emerge we are encouraged by our expanding business with a broader base of customers, and across a diverse range of end products."

    Third Quarter 2004 Outlook

    Revenue for the third quarter of fiscal year 2004 is expected to be in the range of $67 million to $70 million, with gross margin at approximately 41%. The earnings per share is projected to be in the range of $0.05 to $0.08, assuming 55.5 million fully diluted shares, and a 0% tax rate. This guidance does not include any provisions for one-time charges.
    The Company will conduct a conference call today, February 9, 2004, at 4:30 PM EST to discuss second quarter results. The conference call will be simulcast via the LTX web site (www.ltx.com). Audio replays of the call can be heard through February 16, 2004 via telephone by dialing 888.286.8010; passcode 97871278 or by visiting our web site at www.ltx.com.

    "Safe Harbor" Statement: This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, statements regarding our revenue, margin and earnings guidance, are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors and risks that could cause actual results or events to differ materially from those indicated by these forward-looking statements. Such risks and factors include, but are not limited to, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the other factors described under "Business Risks" in LTX's most recently filed annual report on Form 10-K and in our most recently filed quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements.

    LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX's patented, scalable, single-platform test system, uses innovative technology to provide high performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers' economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX's web site is www.ltx.com.

    LTX and Fusion are registered trademarks of LTX Corporation.


                            LTX CORPORATION

                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                              January 31,    July 31,
                                                    2004        2003
                                              (Unaudited)   (Audited)

  ASSETS
  Current assets:
    Cash and cash equivalents                    $72,580     $73,167
    Marketable Securities                         60,249      63,416
    Accounts receivable - trade                   25,611      12,033
    Accounts receivable - other                    7,371       5,192
    Inventories                                   62,420      66,852
    Prepaid expense                               10,415      10,989

      Total current assets                       238,646     231,649

  Property and equipment, net                     71,724      73,443
  Goodwill and other intangible assets            15,014      14,764
  Other assets                                     4,264       5,040

                                                $329,648    $324,896

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Notes payable                                $19,425     $19,459
    Current portion of long-term debt                930       1,262
    Accounts payable                              25,218      13,380
    Deferred revenues and customer advances        5,634       4,738
    Deferred gain on leased equipment              8,398      10,350
    Other accrued expenses                        29,487      26,555

      Total current liabilities                   89,092      75,744

  Long-term debt, less current portion           150,000     150,064
  Stockholders' equity                            90,556      99,088

                                                $329,648    $324,896


                            LTX CORPORATION

                 CONSOLIDATED STATEMENT OF OPERATIONS

                              (Unaudited)
            (In thousands, except earnings per share data)

                                  Three Months         Six Months
                                     Ended               Ended
                                   January 31,         January 31,
                                 2004      2003      2004      2003

 Net sales                     $58,415   $27,011  $105,034   $57,018

 Cost of sales                  35,327    22,363    67,850    47,066

    Gross margin                23,088     4,648    37,184     9,952

 Engineering and product
  development expenses          16,487    15,917    33,066    35,020

 Selling, general and
  administrative expenses        6,841     7,496    13,223    13,895

 Reorganization costs                -     3,603         -     5,593

    Loss from operations          (240)  (22,368)   (9,105)  (44,556)

 Interest income (expense),
  net                           (1,195)     (509)   (2,136)   (1,005)

 Net loss                      $(1,435) $(22,877) $(11,241) $(45,561)

 Net loss per share
    Basic                       $(0.03)   $(0.46)   $(0.22)   $(0.93)
    Diluted                     $(0.03)   $(0.46)   $(0.22)   $(0.93)

 Weighted average shares
    Basic                       52,069    49,253    51,936    49,226
    Diluted                     52,069    49,253    51,936    49,226




CONTACT: LTX Corporation
             Mark Gallenberger, 781-467-5417
             Mark_Gallenberger@ltx.com
             www.ltx.com